Exhibit 99.1

Eversource Energy Reports Second Quarter 2025 Results

HARTFORD, Conn. and BOSTON, Mass. (July 31, 2025) – Eversource Energy (NYSE: ES) today reported earnings of $352.7 million, or $0.96 per share, for the second quarter of 2025, compared with earnings of $335.3 million, or $0.95 per share, for the second quarter of 2024. For the first half of 2025, Eversource Energy reported earnings of $903.5 million, or $2.45 per share, compared with earnings of $857.2 million, or $2.43 per share, for the first half of 2024.

“Eversource delivered solid operational and financial results in the second quarter, reflecting the dedication and expertise of our talented workforce,” said Joe Nolan, Chairman, President, and Chief Executive Officer. “Our employees demonstrated exceptional commitment to our customers, responding quickly to a series of weather events across our service territory. We strengthened our financial foundation by boosting cash flow from operations and enhancing our balance sheet. Importantly, we continued to prioritize customer affordability while progressing constructive regulatory outcomes that support our long-term investment strategy.”

The company reaffirms its 2025 earnings projection of between $4.67 per share and $4.82 per share. It also reaffirms its compound annual earnings per share growth rate within the range of 5 to 7 percent from a 2024 base of $4.57 per share1.

Electric Transmission

Eversource Energy’s transmission segment earned $208.0 million in the second quarter of 2025 and $407.5 million in the first half of 2025, compared with earnings of $189.0 million in the second quarter of 2024 and $365.7 million in the first half of 2024. Transmission segment results improved in both periods due primarily to continued investment in Eversource’s electric transmission system.

Electric Distribution

Eversource Energy’s electric distribution segment earned $161.5 million in the second quarter of 2025 and $350.0 million in the first half of 2025, compared with earnings of $149.7 million in the second quarter of 2024 and $317.9 million in the first half of 2024. Improved results in both periods were due primarily to higher revenues from base distribution rate increases at Eversource's New Hampshire and Massachusetts electric businesses, and continued investments in our distribution system. The higher revenues were partially offset by higher property taxes, interest and depreciation.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $35.3 million in the second quarter of 2025 and $253.7 million in the first half of 2025, compared with earnings of $27.1 million in the second quarter of 2024 and $217.6 million in the first half of 2024. Improved results in both periods were due primarily to the base distribution rate increases at Eversource's Massachusetts gas businesses, effective November 1, 2024, to recover continued investment in our natural gas infrastructure. The higher revenues were partially offset by higher operations and maintenance, interest, depreciation and property tax expense.

Water Distribution

Eversource Energy’s water distribution segment earned $14.4 million in the second quarter of 2025 and $17.9 million in the first half of 2025, compared with earnings of $8.0 million in the second quarter of 2024 and $13.4 million in the first half of 2024. Improved results in both periods were due primarily to higher revenues and lower interest expense.

Eversource Parent and Other Companies

Eversource Energy parent and other companies had losses of $66.5 million in the second quarter of 2025 and $125.6 million in the first half of 2025, compared with losses of $38.5 million in the second quarter of 2024 and $57.4 million in the first half of 2024. The increased loss in both periods was due primarily to higher interest expense due to the absence of capitalized interest as a result of the sale of our offshore wind projects.

Eversource Energy Consolidated Earnings

The following table reconciles consolidated GAAP earnings per share for the second quarter and first half of 2025 and 2024:

		Second Quarter	First Half
2024	Reported GAAP EPS	$0.95	$2.43
	Higher electric transmission segment earnings in 2025, net of share dilution	0.02	0.07
	Higher electric distribution segment revenues, partially offset by higher property taxes, interest and depreciation, net of share dilution	0.02	0.05
	Higher natural gas distribution segment revenues, partially offset by higher O&M, interest, depreciation, and property taxes, net of share dilution	0.02	0.07
	Higher water distribution segment revenues and lower interest expense	0.02	0.01
	Increased loss at parent and other companies due primarily to higher interest expense, net of share dilution	(0.07)	(0.18)
2025	Reported GAAP EPS	$0.96	$2.45

Financial results for the second quarter and first half of 2025 and 2024 for Eversource Energy’s business segments and parent and other companies are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2025	June 30, 2024	Increase/ (Decrease)	2025 EPS	2024 EPS	Increase/ (Decrease)
Electric Transmission	$208.0	$189.0	$19.0	$0.56	$0.54	$0.02
Electric Distribution	161.5	149.7	11.8	0.44	0.42	0.02
Natural Gas Distribution	35.3	27.1	8.2	0.10	0.08	0.02
Water Distribution	14.4	8.0	6.4	0.04	0.02	0.02
Parent and Other Companies	(66.5)	(38.5)	(28.0)	(0.18)	(0.11)	(0.07)
Reported Earnings	$352.7	$335.3	$17.4	$0.96	$0.95	$0.01

Six months ended:

(in millions, except EPS)	June 30, 2025	June 30, 2024	Increase/ (Decrease)	2025 EPS	2024 EPS	Increase/ (Decrease)
Electric Transmission	$407.5	$365.7	$41.8	$1.11	$1.04	$0.07
Electric Distribution	350.0	317.9	32.1	0.95	0.90	0.05
Natural Gas Distribution	253.7	217.6	36.1	0.68	0.61	0.07
Water Distribution	17.9	13.4	4.5	0.05	0.04	0.01
Parent and Other Companies	(125.6)	(57.4)	(68.2)	(0.34)	(0.16)	(0.18)
Reported Earnings	$903.5	$857.2	$46.3	$2.45	$2.43	$0.02

Eversource Energy has approximately 371 million common shares outstanding and operates New England’s largest energy delivery system. It serves approximately 4.6 million electric, natural gas and water customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Rima Hyder

rima.hyder@eversource.com

(781) 441-8882

Note: Eversource Energy will webcast a conference call with senior management on August 1, 2025, beginning at 9 a.m. Eastern Time. The webcast and associated slides can be accessed through Eversource Energy’s website at www.eversource.com under the Investors page.

1All per-share amounts in this news release are reported on a diluted basis. The only common equity securities that are publicly traded are common shares of Eversource Energy. The second quarter and first half of 2025 and 2024 earnings discussion includes a financial measure, EPS by business, that is not recognized under generally accepted accounting principles (non-GAAP), and is calculated by dividing the net income attributable to common shareholders of each business by the weighted average diluted Eversource Energy common shares outstanding for the period. The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities of such business, but rather represent a direct interest in Eversource Energy’s assets and liabilities as a whole. Full year 2024 earnings discussion includes a non-GAAP financial measure referencing earnings and EPS excluding a loss on the sales of the offshore wind equity method investments and a loss on the pending sale of the Aquarion water distribution business. Eversource Energy uses these non-GAAP financial measures to evaluate and provide details of earnings results by business and to more fully compare and explain results without including these items. This information is among the primary indicators management uses as a basis for evaluating performance and planning and forecasting of future periods. Management believes the impacts of the loss on the offshore wind equity method investments and the loss on the pending sale of the Aquarion water distribution business are not indicative of Eversource Energy's ongoing costs and performance. Management views these charges as not directly related to the ongoing operations of the business and therefore not an indicator of baseline operating performance. Due to the nature and significance of the effect of these items on net income attributable to common shareholders and EPS, management believes that the non-GAAP presentation is a more meaningful representation of Eversource Energy's financial performance and provides additional and useful information to readers of this report in analyzing historical and future performance of the business. These non-GAAP financial measures should not be considered as alternatives to reported net income attributable to common shareholders or EPS determined in accordance with GAAP as indicators of Eversource Energy's operating performance.

Eversource Energy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of U. S. federal securities laws. Readers can generally identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “pending,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “would,” “should,” “could” and other similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements. Forward-looking statements are based on the current expectations, estimates, assumptions or projections of management and are not guarantees of future performance. These expectations, estimates, assumptions or projections may vary materially from actual results. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that may cause actual results or outcomes to differ materially from those contained in forward-looking statements, including, but not limited to cyberattacks or breaches, including those resulting in the compromise of the confidentiality of our proprietary information and the personal information of our customers; the ability to qualify for investment tax credits and investment tax credit adders; variability in the costs and final investment returns of the Revolution Wind offshore wind project as it relates to the purchase price post-closing adjustment under the terms of the sale agreement for the project; disruptions in the capital markets or other events that make our access to necessary capital more difficult or costly; changes in economic conditions, including impact on interest rates, tax policies, tariffs, and customer demand and payment ability; ability or inability to commence and complete our major strategic development projects and opportunities; acts of war or terrorism, physical attacks or grid disturbances that may damage and disrupt our electric transmission and electric, natural gas, and water distribution systems; actions or inaction of local, state and federal regulatory, public policy and taxing bodies; substandard performance of third-party suppliers and service providers; fluctuations in weather patterns, including extreme weather due to climate change; changes in business conditions, which could include disruptive technology or development of alternative energy sources related to our current or future business model; contamination of, or disruption in, our water supplies; changes in levels or timing of capital expenditures; changes in laws, regulations, Presidential executive orders or regulatory policy, including compliance with environmental laws and regulations; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors.

Other risk factors are detailed in Eversource Energy’s reports filed with the Securities and Exchange Commission (SEC)and are updated as necessary and available on Eversource Energy’s website at www.eversource.com and on the SEC’s website at www.sec.gov, and management encourages you to consult such disclosures.

All such factors are difficult to predict and contain uncertainties that may materially affect Eversource Energy’s actual results, many of which are beyond our control. You should not place undue reliance on the forward-looking statements, as each speaks only as of the date on which such statement is made, and, except as required by federal securities laws, Eversource Energy undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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